Exhibit 99.1

Axiom Corp. Amends Agreements for Common Share Retirement and Preferred Share Exchange

St. Catharines, Ontario, Canada - April 14, 2015 - Axiom Corp. (PINKSHEETS: AXMM) (“Axiom” or the “Company”) announced today that the Company has completed amended agreements with three founding shareholders of PaperNuts Corporation for the cancellation of 40,000,000 Common Shares of the Company in exchange for a combination of newly issued Series A Preferred Shares and multiple-voting Series B Preferred Shares.

As per the amended agreements, the 40,000,000 Common Shares will now to be converted into 2,666,668 Series A Preferred Shares and 1,000,002 multiple-voting Series B Preferred Shares.  This represents an increase of 666,668 Series A Preferred Shares and a decrease of 999,998 multiple-voting Series B Preferred Shares, compared to the amounts previously disclosed in the Company press release dated March 24, 2015.  All other details of the transactions remain unchanged.  All common and preferred shares held by Axiom Corp. and PaperNuts Corporation management, insiders, and control persons remain restricted from trading subsequent to SEC Rule 144.

As a result of the amendments, there will now be 3,333,300 fewer Common Shares of the Company issued and outstanding, should holders of Series A Preferred Shares and multiple-voting Series B Preferred Shares elect to convert their shares back into Common Shares.  Also, as a result of the reduction in the number of multiple-voting Series B Preferred Shares issued and outstanding, the total voting power of the share class has been reduced by approximately 50%.

Series A Preferred Shares are convertible into Common Shares at a ratio of 1:10, meaning each Preferred A Share can convert into ten (10) Common Shares of the Company.   In addition, holders of each Series A Preferred Share shall have the right to one (1) vote for each Common Share into which such Series A Preferred Share could be converted.

Series B Preferred Shares are convertible into Common Shares at a ratio of 1:10, meaning each Preferred B Share can convert into ten (10) Common Shares of the Company.   In addition, holders of each Series B Preferred Share shall have the right to twenty-five (25) votes for each Common Share into which such Series B Preferred Share could be converted.

Following the transactions, there are a total of 66,147,975 Common Shares issued and outstanding, including 39,714,654 restricted Common Shares issued to shareholders of PaperNuts Corporation.  In addition, there are 2,666,668 Series A Preferred Shares and 1,000,002 multiple-voting Series B Preferred Shares.

Axiom Corp. files reports with the Securities and Exchange Commission.  The Company’s filings can be viewed at www.sec.gov.

About Axiom Corp.

Axiom Corp., operating through its majority owned subsidiary (95.6%), PaperNuts Corporation, is a global focused developer and marketer of innovative and environmentally friendly packaging solutions.  PaperNuts Corporation owns proprietary technology and intellectual property originally developed in Finland that provides an environmentally friendly alternative to traditional protective packaging options that are often very harmful to the environment.  PaperNuts delivers a loose-fill packaging solution that competes directly with polystyrene foam plastic “peanut” fillers, bubble wrap, air pillows, crumpled paper, foam-in-place, and corn starch peanut products.

PaperNuts are a cost-effective green alternative to competitive fillers, made from 100% recycled paper that was destined for landfill, and are both biodegradable and fully recyclable after use.  PaperNuts also provide superior product protection, are clean and easy to handle, non-polluting, and low in particulates.  The “PaperNuts Converter” machine used to create PaperNuts requires only 10 sq. ft. of floor space to operate and gives small, medium, and large scale businesses the capability to produce on-demand on-site packaging that reduces the shipping and storage costs associated with competitive products.

For additional information regarding Axiom Corp. and PaperNuts Corporation, visit www.axiompaper.com.

Investor/Media Contact:

Axiom Corp. / PaperNuts Corporation - Investor Relations

Toll-Free: (888) 694-1999

E-mail: investors@papernuts.ca

Website: www.axiompaper.com

Disclaimer/Safe Harbor:  This Axiom Corp. / PaperNuts Corporation news release contains forward-looking statements within the meaning of the Securities Litigation Reform Act.  The statements reflect the Company's current views with respect to future events that involve risks and uncertainties.  Among others, these risks include failure to meet schedule or performance requirements of the Company's contracts, the Company’s ability to raise sufficient development and working capital, the Company's liquidity position, the Company's ability to obtain new contracts, the emergence of competitors with greater financial resources and the impact of competitive pricing.  In the light of these uncertainties, the forward-looking events referred to in this release might not occur as planned or at all.